CONSENT OF MARK S. CHALMERS

The undersigned hereby consents to:

(i)

the filing of the technical disclosure regarding the properties of the Energy Fuels Inc. (the “Company”), including sampling, analytical and test data underlying such disclosure (the “Technical Information”), contained in the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018 (collectively, the “10- Q”) of the Company filed with the United States Securities and Exchange Commission (the “SEC”);

(ii)	the incorporation by reference of such Technical Information in the 10-Q into the Company’s Form S-3 Registration Statement being filed with the SEC, and any amendments thereto (the “S-3”); and

(iii)	the use of my name in the 10-Q and the S-3.

/s/ Mark S. Chalmers
Name: Mark S. Chalmers
Title: President and Chief Executive Officer, Energy Fuels Inc.
Date: August 16, 2018